UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2024

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St, #33B
New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Private Placement Financing Transaction

On December 16, 2024, DarioHealth Corp. (the “Company”) entered into securities purchase agreements (each, a “Series D Purchase Agreement”) with accredited investors relating to an offering (the “Offering”) and the sale of an aggregate of (i) 7,055 shares of newly designated Series D Preferred Stock (the “Series D Preferred Stock”), and (ii) 11,750 shares of Series D-1 Preferred Stock (the “Series D-1 Preferred Stock” and together with the Series D Preferred Stock, the “Preferred Stock”), at a purchase price of $1,000 for each share of Preferred Stock. As a result of the sale of the Preferred Stock, the aggregate gross proceeds to the Company from the Offering are approximately $18,805,000. The initial closing of Preferred Stock occurred on December 18, 2024.

On December 17, 2024, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series D Preferred Stock (the “Series D Certificate of Designation”) and the Certificate of Designation of Preferences, Rights and Limitations of the Series D-1 Preferred Stock (the “Series D-1 Certificate of Designation”) with the Secretary of State of the State of Delaware. Each share of Preferred Stock is convertible at the option of the holder, subject to certain beneficial ownership limitations as set forth in each of the Certificates of Designation, into such number of shares of Company’s common stock (the “Common Stock”) equal to the number of Preferred Shares to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the conversion price in effect at the time of the conversion (the initial conversion price of the Series D Preferred Stock and Series D-1 Preferred Stock is $0.73) each subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

The conversion of the Preferred Stock is subject to stockholder approval. In addition, the Preferred Stock will automatically convert into shares of Common Stock, subject to certain beneficial ownership limitations, including a non-waivable 19.99% ownership blocker, on the 12-month anniversary of the issuance date. The holders of Preferred Stock will also be entitled to dividends equal to a number of shares of Common Stock equal to ten percent (10%) of the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such holder for each full quarter anniversary of holding for a total of four (4) quarters from the Closing Date, all issuable upon conversion of the Preferred Stock.

The Series D Preferred Stock will vote together with the Common Stock as a single class on an as-converted basis on any matter presented to the shareholders of the Company. The Series D-1 Preferred Stock does not possess any voting rights with respect to such matters. Upon any liquidation, dissolution or winding-up of the Company, after the satisfaction in full of the debts of the Company and payment of the liquidation preference to the Senior Securities, holders of Preferred Stock shall be entitled to be paid, on a pari passu basis with the payment of any liquidation preference afforded to holders of any Parity Securities (as defined in the Series D Certificate of Designation and the Series D-1 Certificate of Designation).

The Series D Purchase Agreements contain representations and warranties that the parties made to the others in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of such agreements, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to that agreement. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

In addition, the Company and certain purchasers in the Offering that are holders of the Company’s Series B Preferred Stock and Series C Preferred Stock, executed lock up agreements (the “Lock Up Agreement”), pursuant to which the Company agreed to issue, subject to stockholder approval, up to forty percent (40%) of the shares of Common Stock underlying the Series B Preferred Stock and the Series C Preferred Stock held by such purchaser, including dividend shares of Common Stock due upon conversion of these shares into shares of Common Stock, over the course of twelve (12) months (the “Additional Shares”). Each holder shall be entitled to receive 10% of the Additional Shares for each three (3) month period each holder agrees not to transfer or otherwise sell (subject to certain limitations) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock and the dividend shares of Common Stock due upon conversion.

The securities to be issued in the Offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be resold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The forgoing description of the Series D Purchase Agreement, the Series D Certificate of Designation, the Series D-1 Certificate of Designation and the form of Lock Up Agreement are qualified by reference to the full text of these documents, copies of which are filed as Exhibit 3.1, Exhibit 3.2, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K.

Amendment of Avenue Loan

On December 16, 2024, the Company and its subsidiaries, PsyInnovations, Inc. and LabStyle Innovation Ltd., entered into the Second Amendment to Loan and Security Agreement and Supplement (the “Avenue Amendment”) with Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P., as lenders. Pursuant to the Avenue Amendment, the parties agreed to (i) amend the potential interest only period under the loan facility such that the existing interest only period ending on April 30, 2024 was extended by a period of six months provided the Company certain net proceeds from an equity financing on or before March 31, 2025 in the aggregate; (ii) an additional sixth month interest only extension period was added, which is conditioned on the Company achieving a multi-million dollar net revenue milestone, with cash burn not to exceed a certain multi-million dollar level, for the trailing six month period ending September 30, 2025; (iii) the interest only period may not exceed a total of 36 months from the closing of the loan as of May 1, 2023; and (iv) the maturity date of the loan was extended from May 1, 2027 to November 1, 2027, provided that the Company meets the foregoing amended milestones.

In addition, the Avenue Amendment provides (i) that the Company will seek stockholder approval to reprice the warrants issued to the lenders on May 1, 2023 to permit an amendment to the exercise price of such warrants to the “minimum price” as defined by Nasdaq rules as of the closing of the Avenue Amendment (or $0.7208 per share) and (ii) permit the lenders, subject to Nasdaq rules, to convert up to two million of the principal amount of its loan to the Company at a conversion price of $0.8650 per share.

In consideration for the Avenue Amendment, the Company agreed to pay a certain amendment fee at closing, and the exit payment due under the loan was increased by a certain amount, in addition to accrued interest and then outstanding principal.

The forgoing description of the Avenue Amendment is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein in its entirety.

Item 8.01	Other Events.

As highlighted in the third-quarter results, the continued cost optimization efforts following the Company’s acquisition of Twill Inc., along with consistent revenue growth across multiple channels, have positioned the Company on the path to profitability. The funds secured through the Offering are expected to support the Company in achieving a profitability run rate by the end of 2025. The Company’s proforma cash balance, including proceeds from the Offering, stands at $34 million as of the end of the third quarter. Combined with the refinancing as a result of the Avenue Amendment, these measures are expected to extend the Company’s cash runway until operational profitability is achieved under its current strategic plan.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series D-1 Preferred Stock
10.1	Series D Securities Purchase Agreement
10.2	Form of Lock-Up Agreement
10.3*	Second Amendment to Loan and Security Agreement and Supplement, dated December 17, 2024, by and among DarioHealth Corp., PsyInnovations, Inc., LabStyle Innovation Ltd., Avenue Venture Opportunities Fund II, L.P. and Avenue Venture Opportunities Fund, L.P.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to DarioHealth Corp. if publicly disclosed

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K of the Company contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this Current Report. Factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the results of the Offering) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2024	DARIOHEALTH CORP.

	By:	/s/ Zvi Ben David
		Name:	Zvi Ben David
		Title:	Chief Financial Officer, Treasurer, & Secretary